Exhibit 8.1

Entity	Place of Incorporation
ironSource Ltd.	Israel

ironSource Mobile Ltd.	Israel

ironSource Neon Ltd.	Israel

IRONSOURCE UK LIMITED	UK

IRONSOURCE USA INC.	USA (Delaware). Also qualified to do business in New York and California.

ironSource Japan GK	Japan

IRONSOURCE BEIJING CO., LTD.	China

ironSource India Private Limited.	India

Superior Media Ltd.	Israel

Upopa Entertainment Ltd.	Israel

SuperSonic Studios Ltd.	Israel

Maverick Studios Ltd.	Israel

Soomla Inc.	USA (Delaware)

Soomla Technologies Ltd.	Israel

Luna Labs Limited	UK

IronSource Sonic, Inc.	USA (Delaware)

Tapjoy Inc.	USA (Delaware)

Tapjoy Information Technology Co., Ltd.	China

Tapjoy Wireless Applications Technology (Beijing) Ltd.	China

Tapjoy Korea Co., Ltd.	Korea

Tapjoy Japan K.K.	Japan

5Rocks Inc.	Korea

Tapjoy Limited.	UK

Tapdaq Limited.	UK

Showtime Cayman II	Cayman

ironSource Luna Ltd.	Israel

Bidalgo Inc.	USA (Delaware)

Bidalgo UK Limited.	UK

Bidalgo Korea Ltd.	Korea